Shareholder Information Agreement
Franklin Templeton Variable Insurance Products Trust

This Shareholder Information Agreement ("Agreement") is entered into as of
April 16, 2007, and is among Franklin/Templeton Distributors, Inc. ("Distributors") on
behalf of each Fund, as defined below,. and the Intermediary, as defined below. Unless otherwise specified, capitalized terms have the meaning set out under "Definitions,"
below.

WHEREAS, Intermediary is a "financial intermediary" as that term is defined in
Rule 22c-2 under the Investment Company Act of 1940, as amended (the "1940 Act");
and

WHEREAS, Distributors serves as the principal underwriter to the Funds; and

WHEREAS, Distributors and Intermediary wish to enter into this Agreement in accordance with Rule 22c-2 under the 1940 Act.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Distributors and Intermediary hereby agree as follows:

1.	Shareholder Information

1.1 Agreement to Provide Information. Intermediary agrees to provide the
Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s)
of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions.

1.1.1 Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the
Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

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(a) Timing of Requests. Requests from the Fund or its
designee for Shareholder information shall be made no
more frequently than quarterly except as the Fund or its
designee deems necessary to investigate compliance with
policies established by the Fund or its designee for the
purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.1.2 Form and Timing of Response.

(a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information
specified in Section 1.1, above. If requested by the Fund or its designee, Intermediary agrees to use best efforts to
determine promptly whether any specific person about
whom Intermediary has received the identification and
transaction information specified in Section 1.1 above is
itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly
either: (i) provide (or arrange to have provided) the
information set forth in Section 1.1 for those shareholders
who hold an account with an indirect intermediary; or
(ii) restrict or prohibit the indirect intermediary from
purchasing, in nominee name on behalf of other persons,
securities issued by the Fund. Intermediary additionally
agrees to inform the Fund or its designee whether
Intermediary plans to perform (i) or (ii); and

(b) Responses required by this Section 1.1 must be
communicated in writing and in a format mutually agreed
upon by the Fund or its designee and Intermediary; and

(c) To the extent practicable and agreed by the parties, the format for any transaction information provided to the Fund
or its designee should be consistent with the NSCC
Standardized Data Reporting Format.

1.1.3 Limitations on Use of Information. Unless the Intermediary
provides prior written consent, Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-LeachBliley
Act (Public Law 106-102) and comparable state laws.

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2. Restriction of Trading

2.1 Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the
Intermediary's account) that violate policies established by the Fund or its designee for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund or its designee, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

2.1.1 Form of Instructions. Instructions must include the TIN, ITIN, or
GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s)
to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s)
or account(s) or other agreed upon information to which the instruction relates.

2.1.2 Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after
Intermediary receives the instructions.

2.1.3 Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

2.2 Construction of the Agreement; Participation Agreements. The
parties have entered into one or more agreements between or among them governing the purchase and redemption of shares of the Funds in connection with the Contracts
(collectively, "Participation Agreements"). This Agreement supplements those
Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Participation Agreement with regard to the requirements of Rule 22c-2, the terms of this Agreement shall control.

3. Miscellaneous Provisions

3.1 Requests prior to October 16, 2007. Intermediary shall be able to promptly respond to requests for Shareholder information by no later than October 16,
2007. Information requests prior to October 16, 2007, shall be governed by whatever

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practices, if any, that Fund and Intern1ediary have previously utilized to govern such requests.

3.2 Termination. This Agreement will terminate upon the termination of the
Participation Agreements and redemption of all shares in the Fund held by the
Intermediary.

3.3 Indemnification. Distributors agrees to indemnify and hold Intermediary harmless from any and all liability, claim, loss, demand, damages, costs and expenses
(including reasonable attorneys' fees) arising in connection with a third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a shareholder's taxpayer identification number provided to the Fund or its designee in response to a request for information pursuant to the terms of this Agreement ("Losses").
Distributors shall not be liable for Losses unless the Intermediary has provided adequate written notice to Distributors promptly after the summons or other first legal process. In addition, Distributors will be entitled to participate in, at its own expense, or shall be entitled to assume the defense thereof, consistent with the terms of the Participation
Agreement.

3.4 Force Majeure. The parties to this Agreement are excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism.
Each party so affected shall promptly give written notice to the other parties and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such force majeure event.

4. Definitions
As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

The term "Intermediary" means: (i) the insurance company separate accounts listed on Attachment A of this Agreement (which is a part of this Agreement) as well as those identified in Schedule B of the Participation Agreement(s) to which
Distributors and Intermediary are parties, as such Participation Agreement(s) may be amended from time to time; and (ii) the life insurance company depositor of such separate accounts.

The term "Fund" shall mean each series of Franklin Templeton Variable
Insurance Products Trust in which Intermediary invests and includes: (i) an administrator for the Fund; (ii) the principal underwriter or distributor for the

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Fund; and (iii) the transfer agent for the Fund. The term does not include any
"excepted funds" as defined in Rule 22c-2(b) under the 1940 Act.

The term "Shares" means the interests of Shareholders corresponding to the redeemable securities ofrecord issued by a Fund under the 1940 Act that are held by Intermediary.

The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a Contract.

The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a
Contract to a Fund, but does not include transactions that are executed:
(i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as part of a one-time step-up in Contract value pursuant to a Contract death benefit;
(iv) as part of an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or
(v) as pre-arranged transfers at the conclusion of a required free look period.

The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract;
or (iv) as a result of payment of a death benefit from a Contract.

The term "written" includes electronic writings.

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IN WITNESS WHEREOF, each party has caused a duly authorized officer or representative to execute this Agreement.

FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By: /s/ Thomas M. Regner
Name: Thomas M. Regner
Title: Senior Vice President

THE PRUDENTIAL INSURANCE COMP ANY OF
AMERICA
on behalf of itself and the Separate Accounts
referenced in this Agreement

By: /s/ Daniel O. Kane
Name: Daniel O. Kane
Title: Vice President

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ATTACHMENT A

Name of Insurance Company:
The Prudential Insurance Company of America

Name of Separate Account(s):

Prudential Discovery Premier Group Variable Contract Account
Prudential Variable Contract Account GI-2
Prudential Variable Contract Account GI-6

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